Exhibit 10-1

AMENDMENT NO. 4 TO THE LOAN AND SECURITY AGREEMENT

DATED AS OF JANUARY 31, 2002

AMONG LASALLE BANK NATIONAL ASSOCIATION, AS A LENDER

AND AS AGENT FOR THE LENDERS, THE LENDERS

AND COBRA ELECTRONICS CORPORATION

THIS AMENDMENT NO. 4 (this “Amendment”) is made as of the 18th day of February, 2004 to the Loan and Security Agreement dated January 31, 2002 (as amended from time to time, the “Loan Agreement”); unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement among Cobra Electronics Corporation (“Borrower”), LaSalle Bank National Association as agent (“Agent”) for itself (in its individual capacity, “LaSalle”) and the other Lenders from time to time party thereto.

WHEREAS, Borrower has requested that Agent and Lenders amend certain provisions of the Loan Agreement and Agent and Lenders have agreed to do so subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants herein contained, and such other consideration as the parties mutually agree, the parties hereto agree as follows:

1. Amendment. Borrower, Agent and Lenders agree to amend the Loan Agreement as follows:

(a) The definition of “Maximum Loan Limit” in Section 1 of the Loan Agreement is hereby amended and restated in its entirety as follow:

“Maximum Loan Limit” shall mean Forty-Five Million and No/100 Dollars ($45,000,000) as such amount may be increased or decreased from time to time in accordance with the terms of this Agreement.”

(b) The proviso at the end of the first paragraph of Section 2(a) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

“provided, that (x) the sum of the advances with respect to clauses (ii) and (iii) above shall at no time exceed Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000) and (y) the Revolving Loan Limit shall in no event exceed Forty-Five Million and No/100 Dollars ($45,000,000) (the “Maximum Revolving Loan Limit”)”

(c) Section 3(a) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

“Subject to the terms and conditions of the Agreement and the Other Agreements, during the Original Term Agent shall, absent the existence of an Event of Default, from time to time issue, cause to be issued or otherwise guarantee, upon Borrower’s request, commercial and/or standby Letters of Credit; provided, that (i) Borrower may request that the Letter of Credit be denominated in Euros and (ii) the aggregate undrawn face amount of all such Letters of Credit (including the Dollar Equivalent of the Letters of Credit denominated in Euros) shall at no time exceed Twenty-Five Million and No/100 Dollars ($25,000,000). Payments made by Agent or Lenders to any Person on account of any Letter of Credit shall constitute Loans hereunder and Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrower for a Loan to reimburse such issuer. Borrower shall remit to Agent, for the benefit of Lenders, a Letter of Credit fee equal to (i) one and three-quarters of one percent (1.75%) per annum on the aggregate undrawn face amount of all standby Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last Business Day of each month, and (ii) one percent (1.00%) per annum on the aggregate undrawn face amount of all documentary Letters of Credit outstanding, which fee shall be payable in arrears on the last Business Day of each month. Borrower shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.”

(d) Section 4(a)(i) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

“(i) one quarter of one percent (.25%) per annum less than the Prime Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.”

(e) The first sentence of Section 4(a)(ii) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

“one hundred seventy-five (175) basis points in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period.”

(f) The reference to “January 31, 2005” contained in Section 10 of the Loan Agreement is hereby replaced with a reference to “January 31, 2006”.

(g) Section 14(b) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

(b) EBIT. Borrower shall not permit EBIT for the twelve (12) month period ending on any date set forth below to be less than the amount set forth below for such period. In addition, Borrower shall not permit EBIT to be less than negative One Million Six Hundred Thousand Dollars (-$1,600,000) for any single calendar quarter.

Twelve Month Period Ending	Amount
December 31, 2003	$2,900,000
March 31, 2004	$2,200,000
June 30, 2004	$1,800,000
September 30, 2004	$2,950,000
December 31, 2004	$3,150,000
March 31, 2005 and the last day of each calendar quarter thereafter	$3,300,000

(h) The Revolving Loan Commitment of (i) LaSalle set forth below its signature to the Loan Agreement is hereby decreased to $24,500,000, (ii) National City Bank of Michigan/Illinois set forth below its signature to the Loan Agreement is hereby decreased to $10,250,000 and (iii) US Bank, National Association set forth below its signature to the Loan Agreement is hereby decreased to $10,250,000.

2. Representations and Warranties of Borrower. Borrower represents and warrants that, as of the date hereof:

(a) Borrower has the right and power and is duly authorized to enter into this Amendment and all other agreements executed in connection herewith;

(b) After giving effect to this Amendment, no Event of Default or an event or condition which upon notice, lapse of time or both will constitute an Event of Default has occurred and is continuing;

(c) The execution, delivery and performance by Borrower of this Amendment and the other agreements to which Borrower is a party (i) have been duly authorized by all necessary action on its part; (ii) do not and will not, by the lapse of time, giving of notice or otherwise, violate the provisions of the terms of its Certificate of Incorporation or By-Laws, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which Borrower is a party, or which purports to be binding on Borrower or any of its properties; (iii) do not and will not, by lapse of time, the giving of notice or otherwise, contravene any governmental restriction to which Borrower or any of its properties may be subject; and (iv) do not and will not, except as contemplated in the Loan Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any of Borrower’s properties under any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which Borrower is a party or which purports to be binding on Borrower or any of its properties;

(d) No consent, license, registration or approval of any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the other agreements executed by Borrower in connection herewith;

(e) This Amendment and the other agreements executed by Borrower in connection herewith have been duly executed and delivered by Borrower and are enforceable against Borrower in accordance with their terms; and

(f) All information, reports and other papers and data heretofore furnished to Agent by Borrower in connection with this Amendment, the Loan Agreement and Other Agreements are accurate and correct in all material respects and complete insofar as may be necessary to give Agent true and accurate knowledge of the subject matter thereof. Borrower has disclosed to Agent every fact of which it is aware which would reasonably be expected to materially and adversely affect the business, operations or financial condition of Borrower or the ability of Borrower to perform its obligations under this Amendment, the Loan Agreement or under any of the Other Agreements. None of the information furnished to Agent by or on behalf of Borrower contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading.

3. Conditions Precedent. The amendments to the Loan Agreement set forth in this Amendment shall become effective as of the date of this Amendment upon the occurrence of the following:

(a) execution of the Amendment by all parties hereto;

(b) the receipt by LaSalle of a Revolving Note issued by Borrower in the amount of $24,500,000;

(c) the receipt by National City Bank of Michigan/Illinois of a Revolving Note issued by Borrower in the amount of $10,250,000;

(d) the receipt by US Bank, National Association of a Revolving Note issued by Borrower in the amount of $10,250,000; and

(e) the receipt by Agent of a fully earned, non-refundable $45,000 amendment fee.

4. Fees and Expenses. Borrower agrees to pay all legal fees and other expenses, whether for in-house or outside counsel, incurred by Agent in connection with this Agreement and the transactions contemplated hereby.

5. Loan Agreement Remains in Force. Except as specifically amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and this Agreement shall not be a waiver of any rights or remedies which Agent or Lenders have provided for in the Loan Agreement and all such terms and conditions are herewith ratified, adopted, approved and accepted.

6. Additional Documents. Upon the request of Agent, Borrower will cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances as Agent from time to time may reasonably request of Borrower for accomplishing the transaction referred to herein.

7. No Novation. This Amendment and all other agreements executed by Borrower on the date hereof are not intended to nor shall be construed to create a novation or accord and satisfaction, and shall only be a modification and extension of the existing Liabilities of Borrower to Lenders.

8. Entire Agreement. This Amendment and the other documents it refers to comprise the entire agreement relating to the subject matter they cover and supersede any and all prior written or oral agreements among Agent, Lenders and Borrower relating thereto.

9. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Except as expressly provided for herein, the terms and conditions of the Loan Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Borrower, Agent and Lenders have caused this Amendment to be duly executed by their proper duly authorized officers as of the day and year first set forth above.

LASALLE BANK NATIONAL ASSOCIATION, as Agent and as a Lender

By

Its

NATIONAL CITY BANK OF MICHIGAN/ILLINOIS, as a Lender

By

Its

US BANK, NATIONAL ASSOCIATION, successor by merger to Firstar Bank, N.A., as a Lender

By

Its

COBRA ELECTRONICS CORPORATION

By

Its